Exhibit 10.12

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan

Non-Qualified Stock Option Agreement for Executive Employees

Cover Sheet

Red Hat, Inc., a Delaware corporation, hereby grants as of the date below (the “Grant Date”) to the person named below (the “Optionee”) and the Optionee hereby accepts, an option to purchase the number of shares (the “Option Shares”) listed below of the Company’s common stock, $.0001 par value per share, at the exercise price per share and with a vesting start date (the “Vesting Start Date”) listed below, such option to be on the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan and in the attached Exhibit A.

Optionee Name:	**
Grant Date:	**
Vesting Start Date:	**
Number of Option Shares:	**
Exercise Price Per Share:	$ **

IN WITNESS WHEREOF, the Company and the Optionee have caused this instrument to be executed as of the Grant Date set forth above.

RED HAT, INC.
(Optionee Signature)	1801 Varsity Drive
Raleigh, North Carolina 27606

(Street Address)	By:
Name:
Title:
(City/State/Zip Code)

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan

Non-Qualified Stock Option Agreement for Executive Employees

Terms and Conditions

1.	Grant under Red Hat, Inc. 2004 Long-Term Incentive Plan. This option is granted pursuant to and is subject to and governed by the Company’s 2004 Long-Term Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan or shall be defined as on the cover sheet attached hereto. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on the Grant Date.

2.	Grant as Non-Qualified Stock Option. This option is a non-qualified stock option and is not intended to qualify as an incentive stock option under Section 422 of the Code.

3.	Vesting of Option if Business Relationship Continues. All of the Option Shares initially shall be unvested shares. For so long as the Optionee maintains continuous service to the Company or its Subsidiaries or Affiliates as an employee, officer, director or consultant (a “Business Relationship”) throughout the period beginning on the Grant Date and ending on the vesting date set forth below, the Option Shares shall become vested according to the schedule set forth below and the Optionee may exercise this option as to any vested shares, subject to Sections 4 and 5 hereof:

Vesting Date	Number of Vested Shares
One year from the Vesting Start Date (the “Anniversary Date”)	25% of the Option Shares

On the last day of each subsequent three-month period following the Anniversary Date	6.25% of the Option Shares

Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the date that any installment of this option becomes exercisable; provided that no installment of the option shall vest prior to the Anniversary Date. The foregoing rights are cumulative and (subject to Sections 4 or 5 hereof if the Optionee ceases to have a Business Relationship) may be exercised only before the date (the “Final Exercise Date”) which is five years from the Grant Date.

4.	Termination of Business Relationship.

(a)	Termination Other Than for Good Cause. If the Optionee ceases to maintain a Business Relationship, other than by reason of death or disability as defined in Section 5 or termination by the Company for Good Cause (as defined in Section 4(c)), no further installments of this option shall become exercisable, and this option shall expire (may no longer be exercised) after the passage of three months from the termination of the Optionee’s Business Relationship, but in no event later than the Final Exercise Date. For purposes hereof, a Business Relationship shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company; in the event of such leave of absence, vesting of this option shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise determined by the Company. This option shall not be affected by any change in the type of Business Relationship the Optionee has within or among the Company and its Subsidiaries or Affiliates so long as the Optionee continuously maintains a Business Relationship.

(b)	Termination for Good Cause. If the Business Relationship of the Optionee is terminated by the Company for Good Cause (as defined in Section 4(c)), this option shall expire (that is, may no longer be exercised) and shall thereafter not be exercisable to any extent whatsoever.

(c)	Definition of Good Cause. “Good Cause” shall mean conduct involving one or more of the following:

(i) the conviction of Optionee of, or plea of nolo contendere by the Optionee to, a felony;

(ii) the willful misconduct by Optionee resulting in material harm to the Company;

(iii) fraud, embezzlement, theft or dishonesty by Optionee against the Company or any subsidiary or repeated and continuing failure to substantially perform Participant’s duties with the Company after written notice of such failure to perform resulting in any case in material harm to the Company; or

(iv) the Optionee’s material breach of any term of confidentiality and/or non-competition agreements with the Company.

5.	Death; Disability.

(a)	Death. If the Optionee dies while maintaining a Business Relationship, this option may be exercised, to the extent otherwise exercisable on the date of his or her death, by the Optionee’s estate, personal representative or beneficiary to whom this option has been transferred pursuant to Section 9, only at any time within one (1) year after the date of death, but not later than the Final Exercise Date.
(b)	Disability. If the Optionee’s Business Relationship is terminated by reason of his or her disability, this option may be exercised, to the extent otherwise exercisable on the date of cessation of the Business Relationship, only at any time within 180 days after such cessation of the Business Relationship, but not later than the Final Exercise Date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

6.	Partial Exercise. This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share.

7.	Payment of Exercise Price.

(a)	Payment Options. The exercise price shall be paid by one or any combination of the following forms of payment that are applicable to this option:

(i)	in cash, or by check payable to the order of the Company; or

(ii)	delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)	subject to Section 7(b) below and in accordance with procedures established by the Committee, provided the Shares are then traded on a national securities exchange or on the Nasdaq Stock Market (or successor trading system), by delivery of Shares having a Fair Market Value equal as of the date of exercise to the exercise price.

(i)	Limitations on Payment by Delivery of Shares. The Optionee may not pay any part of the exercise price hereof by transferring Shares to the Company unless such Shares have been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

8.	Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of Option Shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full exercise price of such shares or evidence of satisfaction of the alternative payment methods set forth on Section 7, and the Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option.

9.	Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise this option.

10.	No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.

11.	No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of this option imposes any obligation on the Company, its Subsidiaries or Affiliates to have a Business Relationship with the Optionee.

12.	No Rights as Stockholder until Exercise. The Optionee shall have no rights as a stockholder with respect to the Option Shares until such time as the Optionee has exercised this option by delivering a notice of exercise and has paid in full the purchase price for the shares so exercised in accordance with Section 8. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

13.	Adjustment for Capital Changes. The Plan contains provisions covering the treatment of options in a number of contingencies such as stock split and mergers. Provisions in the Plan for such adjustment are hereby made applicable hereunder and are incorporated herein by reference.

14.	Change in Control. Provisions regarding a Change in Control are set forth on Appendix A.

15.	Withholding. No shares will be issued pursuant to the exercise of this option unless and until the Optionee pays to the Company, or makes satisfactory provision to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option (the “Tax Amount”). The Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the Tax Amount. At the discretion of the Company, the Tax Amount may be withheld in cash from such wages or from other remuneration, or in kind from the Shares or other property otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee agrees to indemnify the Company in full for the amount underwithheld and to make reimbursement on demand, in cash, for the amount underwithheld within thirty (30) days after the exercise of the option that gives rise to the withholding obligation.

The Optionee has reviewed with the Optionee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Optionee understands that the Optionee (and not the Company) shall be responsible for the Optionee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

16.	Lock-up Agreement. The Optionee agrees that in the event that the Company effects an underwritten public offering of Shares registered under the Securities Act, the Option Shares may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and optionee officers agree to be similarly bound.

17.	Provision of Documentation to Optionee. By executing this Agreement the Optionee acknowledges receipt of a copy of this Agreement (including the cover sheet) and a copy of the Plan.

18.	Miscellaneous.

(a)	Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Optionee, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b)	Fractional Shares. If this option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down to the nearest whole share.

(c)	Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties, except that (i) to the extent there would not be adverse accounting consequences to the Company or adverse tax consequences to the Optionee under Section 409A of the Code, the Committee may amend this Agreement without the consent of the Optionee, to provide for the settlement of any exercise of this option (in whole or in part) by delivering Shares, the Fair Market Value of which is equal to the increase in the Fair Market Value of the Option Shares on the exercise date of the option over the aggregate exercise price of such Option Shares, and (ii) if the Committee determines that the award terms could result in adverse tax consequences to the Optionee, the Committee may amend this Agreement without the consent of the Optionee in order to minimize or eliminate such tax treatment.

(d)	Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 9 hereof.

(f)	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Delaware, without giving effect to the principles of the conflicts of laws thereof.

APPENDIX A

For Executive Employee Agreements

Notwithstanding anything contained herein to the contrary, if (i) this option is continued, assumed, converted or substituted for immediately following the Change in Control and (ii) within one year after a Change in Control the Optionee’s Business Relationship is terminated by the Company or its successor without Good Cause or by the Optionee for Good Reason, all of the Option Shares shall be vested and this option may be exercised at any time within 12 months following such termination, but not later than the Final Exercise Date. Furthermore and notwithstanding anything contained herein to the contrary, if this option is not continued, assumed, converted or substituted for immediately following the Change in Control, the Optionee shall receive a lump sum cash payment within 30 days after the Change in Control in an amount equal to the result of multiplying the Option Shares which have not been exercised by the difference between (x) the Fair Market Value of one Share on the day immediately preceding the Change in Control and (y) the per share exercise price of the option. This option shall be considered to be continued, assumed, converted or substituted for:

(A)	if there is no change in the number of outstanding Shares and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction, there are no changes to the terms and conditions of this option that materially and adversely affect this option, including the number of Option Shares and the exercise price of the option; or

(B)	if there is a change in the number of outstanding Shares and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction: (1) the Option Shares and the exercise price of the option are adjusted in a manner which is not materially less favorable than as provided under Section 424(a) of the Code and regulations thereunder, (2) if applicable, the Option Shares are converted into the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined below), and (3) there are no other changes to the terms and conditions of this option that materially and adversely affect this option.

For purposes of this Agreement:

“Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the Grant Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 40% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v) the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“Good Cause” is as defined in Section 4(c).

“Good Reason” means:

(i) a reduction by the Company or its successor of more than 10% in Optionee’s rate of annual base salary as in effect immediately prior to such Change in Control;

(ii) a reduction by the Company or its successor of more than 10% of the Optionee’s individual annual target bonus opportunity;

(iii) a significant and substantial reduction of the Optionee’s responsibilities and authority, as compared with the Optionee’s responsibilities and authority in effect immediately prior to the Change in Control, or a material adverse change in Optionee’s reporting relationship as compared with the Optionee’s reporting relationship in effect immediately prior to the Change in Control; or

(iv) any requirement of the Company that Optionee be based anywhere more than fifty (50) miles from Optionee’s primary office location at the time of the Change in Control and in a new office location that is a greater distance from Optionee’s principal residence at the time of the Change in Control than the distance from Optionee’s principal residence to the Optionee’s primary office location at the time of the Change in Control.